Exhibit 10.1

Summary of 2014 Cash Bonus Plan

Target bonuses for named executive officers of AcelRx Pharmaceuticals, Inc. (the “Company”) under the 2014 Cash Bonus Plan (the “Plan”) will range from 35% to 50% of such executive’s 2014 base salary. The amount of cash bonus, if any, for each named executive officer will be based on both the named executive officer achieving his or her individual performance goals and on the Company meeting the 2014 corporate objectives approved by the Board. The 2014 corporate objectives are primarily related to product development, including regulatory approval of Zalviso and related commercial preparation and financial objectives. The target bonuses for the Company’s named executive officers for 2014 are as follows:

Named Executive Officer	Target Bonus (as a percentage of FY 2014 Base Salary)
Richard A. King	50%
James H. Welch	37.5%
Pamela P. Palmer	37.5%
David H. Chung	37.5%
Lawrence G. Hamel	35%
Badri Dasu	35%

Mr. King’s cash bonus under the Plan shall be based 100% on the achievement of the 2014 corporate objectives. The cash bonus for all other named executive officers shall be based 40% on the achievement of his or her individual performance goals, as determined by the Board, and 60% on the achievement of the 2014 corporate objectives. The named executive officers’ actual bonuses may exceed 100% of target in the event performance exceeds the predetermined goals.